American High-Income Trust
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

September 30, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$948,806
Class B	$15,866
Class C	$89,548
Class F1	$109,529
Class F2	$60,321
Total	$1,224,070
Class 529-A	$22,659
Class 529-B	$991
Class 529-C	$7,725
Class 529-E	$1,230
Class 529-F1	$1,304
Class R-1	$1,527
Class R-2	$14,463
Class R-3	$23,467
Class R-4	$16,653
Class R-5	$20,422
Class R-6	$11,252
Total	$121,693

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.8243
Class B	$0.7425
Class C	$0.7373
Class F1	$0.8215
Class F2	$0.8491
Class 529-A	$0.8153
Class 529-B	$0.7277
Class 529-C	$0.7289
Class 529-E	$0.7884
Class 529-F1	$0.8384
Class R-1	$0.7360
Class R-2	$0.7316
Class R-3	$0.7874
Class R-4	$0.8212
Class R-5	$0.8539
Class R-6	$0.8593

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,236,126
Class B	18,267
Class C	126,807
Class F1	141,686
Class F2	80,707
Total	1,603,593
Class 529-A	30,502
Class 529-B	1,189
Class 529-C	11,454
Class 529-E	1,688
Class 529-F1	1,751
Class R-1	2,217
Class R-2	20,704
Class R-3	31,442
Class R-4	20,730
Class R-5	25,958
Class R-6	20,246
Total	167,881

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$11.18
Class B	$11.18
Class C	$11.18
Class F1	$11.18
Class F2	$11.18
Class 529-A	$11.18
Class 529-B	$11.18
Class 529-C	$11.18
Class 529-E	$11.18
Class 529-F1	$11.18
Class R-1	$11.18
Class R-2	$11.18
Class R-3	$11.18
Class R-4	$11.18
Class R-5	$11.18
Class R-6	$11.18